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                                                                     EXHIBIT 2.1

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

            [Lakeview Office Park II and III, Indianapolis, Indiana]

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 4th day of August, 1997, by and between FIRST CAPITAL INSURED REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited Partnership ("Seller"), with an office at c/o Equity Office Holdings, L.L.C., Two North Riverside Plaza, Suite 2200, Chicago, Illinois 60606, and GOLUB & COMPANY OF ILLINOIS, INC., an Illinois corporation ("Purchaser"), with an office at 625 North Michigan Avenue, Chicago, Illinois 60611-3110.

                                    RECITALS
                                    --------

     A. Seller is the owner of a certain parcel of real estate (the "Real Property") in Marion County, Indiana, which parcel is more particularly described in attached Exhibit A, and upon which is located certain office buildings commonly known as "Lakeview Office Park II and III" whose address is 8902 and 9002 N. Meridian Street.

     B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

     THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1. PURCHASE AND SALE. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, the Real Property, together with:

          (a) all buildings and improvements owned by Seller and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto (collectively, the "Improvements");

          (b) Seller's right, title and interest in and to the leases, as well as any licenses and other agreements to occupy the Improvements (the "Leases") affecting the Property or any part thereof;

          (c) all furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personalty owned by Seller, located on the Property and used in connection therewith (collectively, the "Tangible Personal Property"), a list of which is attached hereto as Exhibit B; and

          (d) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (the "Service Contracts");

     all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined). The Real Property, along with items (a) through (d) above, are collectively referred to in this Agreement as the "Property". All of the foregoing expressly excludes: (i) all property owned by tenants or other users or occupants of the Property; (ii) all rights with respect to any refund of taxes applicable to any period prior to the "Closing Date" (as defined herein) subject, however, to the rights of tenants under

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Leases, and to the provisions of Section 4(C) below; and (iii) all computers and computer equipment in the management office of the Property.

     2. PURCHASE PRICE. The purchase price to be paid by Purchaser to Seller for the Property is Twelve Million Eight Hundred Seventy Thousand and No/100 Dollars ($12,870,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          A.   Earnest Money.

               (i) Prior to the execution of this Agreement, Purchaser has delivered to the National Escrow Division of Chicago Title Insurance Company, 171 North Clark Street, Chicago, Illinois 60601-3294, Attention: Valerie Faust,
Telephone: 312/223-2927, Facsimile: 312/223-5800 (the "Escrow Agent") initial earnest money (the "Initial Earnest Money") in the sum of Fifty Thousand and No/100 Dollars ($50,000.00). Purchaser and Seller, by their execution and delivery of this Agreement, hereby jointly instruct the Escrow Agent to release and deliver the Initial Earnest Money to Seller, to be held by Seller pursuant to the terms of this Agreement. Purchaser and Seller further agree to execute and deliver any necessary or further documentation to cause the delivery and release of the Initial Earnest Money to Seller. On or before 5:00 p.m. on August 15, 1997, Purchaser shall deliver and cause to be released directly to Seller additional earnest money (the "Additional Earnest Money") in the sum of Fifty Thousand and No/100 Dollars ($50,000.00), to be held by Seller pursuant to the terms of this Agreement. The Initial Earnest Money and the Additional Earnest Money are referred to in this Agreement as the "Earnest Money". Seller shall have no obligation to invest the Earnest Money, but if Seller does invest the Earnest Money, any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number (unless the Earnest Money is paid to Seller as liquidated damages pursuant to Section 7(B) below, in which case such interest shall be reported to Seller's federal tax identification number).

               (ii) Purchaser shall not be entitled to a return of the Earnest Money, except as expressly provided in Sections 3(C), 5(A), 5(B), 7(A), 8(A) and 8(B) of this Agreement. If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be credited to Purchaser as partial payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be retained by Seller, without prejudice to the other rights and remedies of Seller due to such a default as provided in this Agreement. If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be returned to Purchaser, and Purchaser shall have the remedy provided for in Section 7(A) below.

          B. Cash at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below.

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     3.   EVIDENCE OF TITLE

          A. Title Commitment. Prior to the date hereof, Seller has obtained and caused to be delivered to Purchaser a current (that is, effective within thirty (30) days prior to the date of this Agreement) commitment for an ALTA Owner's Title Insurance Policy (the "Title Commitment") containing the following endorsements: extended coverage, zoning 3.1 with parking, single tax parcel, contiguity (if applicable), survey, location, restrictions (if applicable), and access; in the amount of the Purchase Price, issued by the National Accounts Division of Chicago Title Insurance Company, 171 North Clark Street, Chicago, Illinois 60601-3294, Attention: Cindy Malone, Telephone: 312/223-3360,
Facsimile: 312/223-5791 (the "Title Insurer"), together with copies of all recorded items. At Closing, the conveyance of the Property to Purchaser shall be made subject only to those exceptions to title which are more fully described on attached Exhibit C and exceptions to title which become Permitted Exceptions pursuant to this Section 3 (collectively, the "Permitted Exceptions").

          B. Survey. Seller shall, within twenty (20) days after the date of this Agreement, deliver to Purchaser a survey (the "Survey") of the Real Property certified to Seller, Purchaser, the Title Insurer and Purchaser's Mortgagee, if any, prepared by a surveyor licensed in the State where the Real Property is located in accordance with the Minimum Standard Requirements for Land Title Surveys (as jointly established and adopted in 1992 by the American Land Title Association and American Congress on Surveying and Mapping) for an "Urban ALTA/ACSM Land Title Survey" (as defined therein), and containing Table A Items 1, 2, 3, 4, 6, 7a, 7b, 8, 9, 10, 11, 12 and 13.

          C. Review of Title Commitment and Survey. If the Title Commitment or Survey disclose exceptions to title other than those Permitted Exceptions which are noted on attached Exhibit C, then Purchaser shall have until 5:00 p.m. (Chicago, Illinois time) on the tenth (10th) day after its receipt of the Survey within which to notify Seller of any such exceptions to title to which Purchaser objects. If any additional exceptions to title arise between the date of the Title Commitment, the Survey and the Closing, Purchaser shall have five (5) days after its receipt of notice of same within which to notify Seller of any such exceptions to title to which Purchaser objects. Any such exceptions to title not objected to by Purchaser as aforesaid shall become Permitted Exceptions. If Purchaser objects to any such exceptions to title, Seller shall have until Closing (but in any event at least fifteen (15) days after it receives notice of Purchaser's objection(s)) to remove such exceptions to title by waiver or endorsement by the Title Insurer. If Seller fails to remove any such exceptions to title as aforesaid, Purchaser may, as its sole and exclusive remedy, terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions to title (in which event, all such exceptions to title shall be deemed "Permitted Exceptions"). Notwithstanding the foregoing, Seller shall be obligated to cure to Purchaser's reasonable satisfaction: (i) any mortgages, deeds to secure debt or related liens securing any financing obtained by Seller (including, without limitation, those disclosed by the UCC Searches); and (ii) any other monetary lien or security interest (but Seller shall not be obligated to expend more than $10,000 in connection with this clause (ii)). Seller also agrees to remove or cause to be removed any exceptions or encumbrances to title created by Seller which arise after the effective date of the Title Commitment.

          D. Reciprocal Easement Agreement. Purchaser's obligation to close the transaction contemplated hereby is subject to the condition that Meridian Associates Preferred Real Estate Limited Partnership (or its successor in interest) certify in writing that: (i) that certain Reciprocal Easement Agreement dated October 25, 1993 affecting the Property is unmodified and in full force and effect; and (ii) that there are no existing set-offs or defenses against the enforcement of such Reciprocal easement

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Agreement. Should Seller be unable to deliver such a certification by the
Closing Date, Purchaser shall have the same rights provided in Section 8(B) hereof with respect to the delivery of the Required Estoppel Certificates.

     4.   CLOSING

          A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 10:00 a.m. on September 15, 1997 (the "Closing Date"), at the Chicago office of the Title Insurer, or at such other time and place as Seller and Purchaser shall agree in writing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

          B.   Closing Documents.

               (i) Seller. At Closing, Seller shall execute and deliver to Purchaser the following:

                    (a) a "Limited Warranty" Deed, subject to the Permitted Exceptions, and in form acceptable to the Title Insurer;

                    (b) a "special" or "limited" warranty bill of sale sufficient to transfer to Purchaser title to the Tangible Personal Property and expressly disclaiming any warranties other than as to title as aforesaid;

                    (c) a letter advising tenants under the Leases of the change in ownership of the Property in the form attached hereto as Exhibit D, and a similar letter advising providers of services under the Service Contracts in the form attached hereto as Exhibit E;

                    (d) a counterpart of the Assignment and Assumption of Leases, Service Contracts and Security Deposits, in the form attached hereto as Exhibit F;

                    (e) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

                    (f) a counterpart of the closing statement ("Closing Statement") setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below;

                    (g) a standard owner's affidavit to the Title Company in form reasonably acceptable to Seller;

                    (h) evidence of termination of any third party property management agreements;

                    (i)  the Estoppel Certificates (as hereinafter defined); and

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                    (j)  to the extent in Seller's possession or control, Seller shall deliver to Purchaser or leave at the Property upon Closing: (i) original Leases (including any New Leases which have been approved by Purchaser) and lease files; (ii) original Service Contracts; (iii) originals or copies of all licenses, warranties, certificates of occupancy, permits, plans and specifications; and (iv) the originals of any and all construction contracts with respect to ongoing leasehold improvement work on the Property.

               (ii) Purchaser. Purchaser shall execute and deliver or cause to be delivered to Seller at Closing:

                    (a)  the funds required pursuant to Section 2(B) above;

                    (b) a counterpart of the Assignment and Assumption Leases, Service Contracts and Security Deposits, in the form attached hereto as Exhibit F;

                    (d)  a counterpart of the Closing Statement.

               (iii) Other Closing Documents. Prior to the Closing Date, Seller and Purchaser shall reasonably agree upon the form of all closing documents not set forth as Exhibits hereto. If, after good faith negotiations, Seller and Purchaser do not or cannot agree upon the form of all such closing documents prior to the Closing Date, then either party may terminate this Agreement by notice received by the other party prior to the Closing Date, whereupon the Earnest Money shall be retained by Seller. If neither Seller nor Purchaser terminates this Agreement as aforesaid, then Purchaser's or Seller's failure to so terminate shall constitute its acceptance of the form of all closing documents then most recently proposed by Seller.

          C.   Closing Prorations and Adjustments.

               (i) The following items are to be prorated or adjusted (as appropriate) as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on such day and Purchaser shall be deemed the owner of the Property as of the day after the Closing Date:

                    (a) real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

                    (b) the "minimum" or "base" rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for six (6) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. Purchaser shall promptly remit to Seller any such rent or other sums paid by scheduled tenants, but only if a deficiency in the then current rent is not thereby created. To the extent not set forth on said schedule, percentage or overage rent and reimbursement of real estate taxes payable, common area maintenance, mall maintenance, utility charges, water and sewer charges, insurance and merchant's association dues and assessments and all other

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          charges to or contributions by tenants under the Leases shall be prorated as follows: with respect to percentage rents, and upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative thereto, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease year expires after the Closing, and the amount of any rents (including, without limitation, percentage rents), reimbursement or contribution to be made by any tenant shall be made in accordance with such tenant's Lease as now existing and Purchaser shall promptly pay to Seller a pro-rata portion of such rents, reimbursement or contribution, based upon apportionment being made as of the Closing Date, promptly after the date when such rents, reimbursement or contribution is received from the tenant;

                    (c) Subject to the following sentence, with respect to tenant improvement costs or leasing commissions relating to Leases, or any modification, amendment, restatement or renewal thereto, executed after the date hereof (referred to as a "New Lease"), Seller and Purchaser agree that such costs and commissions shall be prorated over the term of any New Lease with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of the particular New Lease (including, without limitation, the New Lease to First Indiana Blimpie Venture ("Blimpie")).

                    (d) the amount of security deposits (and any interest thereon) paid under the Leases;

                    (e) water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

                    (f)  amounts due and prepayments under the Service
          Contracts;

                    (g)  assignable license and permit fees; and

                    (h) other similar items of income and expenses of operation.

               (ii) Notwithstanding the foregoing, Seller shall in all events be entitled to retain amounts paid by tenants (referred to herein as "Tenant Reimbursements") for real estate taxes and assessments, and common area and operating expenses (collectively, "Tenant Reimbursable Expenses") as of the Closing to the extent not in excess of the actual amount of such Tenant Reimbursable Expenses paid by Seller for the period prior to the Closing Date, and following the Closing and upon Purchaser's completion of the reconciliation of such amounts with tenants for 1997, then:

                    (x) in the event that the amount of Tenant Reimbursements collected by Seller for 1997 is less than the amount of Tenant Reimbursable Expenses paid by Seller with respect to 1997 and for which Seller is entitled to recover under the terms of the Leases, Purchaser shall: (1) to the extent such amounts have already been collected by Purchaser from the tenants, promptly remit such amounts to Seller but only if the applicable tenant is otherwise current in the payment of all obligations due for the period following Closing; and (2) to the extent such amounts have not yet been collected

                                       6
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          from tenants, Purchaser shall promptly bill the tenants for such amounts and continue to bill such tenants for such amounts each month for six (6) months thereafter, provide a copy of each such bill to Seller, and, promptly upon receipt thereof, pay such amounts to Seller; and

                    (y) in the event that the amount of Tenant Reimbursements collected by Seller for 1997 exceeds the amount of Tenant Reimbursable Expenses paid by Seller with respect to 1997 and for which Seller is entitled to recover under the terms of the Leases, Seller shall remit such excess amounts to Purchaser, provided, that: (1) Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants entitled thereto; and (2) Purchaser shall indemnify, defend and hold Seller, its beneficiaries, their partners, and their respective directors, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys' fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser's failure to remit any such amounts to tenants in accordance with the provisions hereof.

               (iv)  Notwithstanding anything to the contrary contained in this
Section 4, Seller reserves the right: (i) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under Section 4(C)(i) above; and (ii) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date; however, Seller agrees to indemnify, defend and hold Purchaser harmless from and against any claims by tenants under Leases that such tenants are entitled to a portion of any such refunds of taxes.

               (v) For purposes of this Section 4(C), the amount of any expense credited by one party to the other shall be deemed an expense paid by that party.

          D. Transaction Costs. Seller shall pay for the cost of the Survey up to a maximum amount of $1,750.00, and for the base premium of the owner's title insurance policy. Purchaser shall pay for any cost of the Survey in excess of $1,750.00, all transfer taxes, documentary stamps, deed recording charges, any premiums for the owner's title insurance policy in excess of the base premium (including, without limitation, the premium for extended coverage and any endorsements thereto), and any lender's title insurance policy. Seller and Purchaser shall each pay one-half (1/2) of all escrow fees, whether or not the Closing occurs. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

          E. Possession. Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

     5.   CASUALTY LOSS AND CONDEMNATION.

          A. If, prior to Closing, the Property or any part thereof shall be destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. If the reasonably estimated cost to repair or restore the Property as a result of such casualty exceeds Five Hundred Thousand Dollars ($500,000) (a "Material Loss"), Purchaser shall have the option to terminate this Agreement by giving notice to Seller within fifteen (15) days of Seller's request that the option be exercised. If the destruction or damage does not result in a Material Loss, or if Purchaser fails to terminate this Agreement following a Material Loss as provided herein, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such destruction or damage. If the transaction contemplated by this Agreement

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is consummated, Purchaser shall be entitled to settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto (but if Seller's insurer will not pay full replacement cost, then Purchaser may terminate this Agreement), and Seller shall, at Closing, allow Purchaser a credit against the Purchase Price in an amount equal to any applicable deductibles and shall also execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items.

          B. By notice to Seller given within 10 days after Purchaser receives notice of proceedings in eminent domain that are instituted by any body having the power of eminent domain with respect to the Property (and if necessary the Closing Date shall be extended to give Purchaser the full 10 day period to make such election), Purchaser may either: (i) terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser; or (ii) proceed under this Agreement, in which event Seller shall, at Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award. Notwithstanding the foregoing, in the case of eminent domain proceedings which do not materially affect the value or the operation of the Property, Purchaser may only elect (ii) above. If Purchaser elects to terminate this Agreement as provided above, the Earnest Money shall be returned to Purchaser, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except as otherwise provided for in Section 9(C) below.

     6. BROKERAGE. Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to Podolsky & Associates and F.C. Tucker Company for services rendered in connection with the sale and purchase of the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     7.   DEFAULT AND REMEDIES

          A. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either: (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement; or (ii) upon notice to Seller not less than thirty (30) days after Purchaser becomes aware of such failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.

          B. If Purchaser fails to perform in accordance with the terms of this Agreement, the Earnest Money may be retained by Seller as liquidated damages and as Seller's sole and exclusive remedy, other than those rights that survive as provided in Section 9(C) below. If Purchaser is required to but does not deliver to Seller the Additional Earnest Money as provided for in Section 2(A)(i) above, the sum of $100,000.00 shall nonetheless be recoverable by Seller from Purchaser as Earnest Money. Purchaser and Seller acknowledge and agree that: (1) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to

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the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the Earnest Money shall be and constitute valid liquidated damages.

          C. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     8.   CONDITION PRECEDENT

          A. Estoppel Certificates. As a condition to Purchaser's obligation to close hereunder, Purchaser shall have received estoppel certificates ("Estoppel Certificates"), dated no more than thirty (30) days prior to Closing (unless the Closing is extended at Purchaser's request), from tenants occupying not less than seventy-five percent (75%) of the rentable space leased as of the date of Closing pursuant to valid and existing Leases, and specifically including with such percentage the following tenants: (i) Gardner and White;
(ii) David V. Poer, M.D., P.C.; (iii) Spinal Rehab; (iv) Gregory W. Chernoff, M.D., P.C.; (v) Corneal Consultants; and (vi) The Otolaryngology Group; and in the form and content as set forth herein (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the "Required Estoppel Certificates"). The Estoppel Certificates shall be in the form of Exhibit H attached hereto (the "Form Tenant Estoppel Certificate"). The Estoppel Certificates executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate, except that: (i) an Estoppel Certificate executed by a tenant shall be deemed an acceptable Estoppel Certificate for purposes of this Section 8(B) even if the tenant refuses to certify said estoppel to Purchaser's lender; and (ii) an Estoppel Certificate shall be deemed an acceptable Estoppel Certificate for purposes of this Section 8(B) if it contains the qualification by the tenant of any statement as being to the best of its knowledge or as being subject to any similar qualification. Seller shall make a good faith effort to obtain the Required Estoppel Certificates, including follow-up visits. In the event that Seller is unable to provide to Purchaser the Required Estoppel Certificates on or before Closing, Purchaser may either: (i) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for the indemnity obligations set forth in Sections 6 and 10(G) hereof which shall survive termination; or (ii) elect to purchase the Property notwithstanding Seller's inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8(B). Seller agrees to deliver the Estoppel Certificates to tenants with three (3) business days after Seller's receipt of the Additional Earnest Money.

          B. Accuracy of Seller's Representations and Warranties. As a condition to the obligations of Purchaser to close hereunder, each of Seller's representations and warranties set forth in Section 9 below shall be true and correct as of the Closing, as modified by any "Pre-Closing Disclosures" (as defined in Section 9(B) below). Notwithstanding the foregoing, if Seller makes any Pre-Closing Disclosure to Purchaser, Purchaser shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of: (i) the Closing; or (ii) the fifth (5th) business day after Purchaser receives written notice of such Pre-Closing Disclosure. If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8(C), then such representations and warranties shall be deemed modified to conform them to the Pre-Closing Disclosure.

     9.   REPRESENTATIONS, WARRANTIES AND COVENANTS

          A. Subject to Section 9(C) below, Seller represents and warrants to Purchaser that, as of the date of this Agreement:

               (i) Title to Real Property. Seller holds fee simple title to the Real Property.

               (ii) Organization; Authority. Seller is a limited partnership duly organized and in good standing under the laws of the State of Illinois. Seller has the power and authority under: (i) Seller's limited partnership agreement; and (ii) the articles of incorporation and by-laws of Seller's general partner (the instruments described in (i) and (ii) above being referred to as "Seller's Organizational Documents"), to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder have been duly taken and obtained.

               (iii) No Breach. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller's Organizational Documents.

               (iv) Condemnation. Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof.

               (v) Litigation. Except as set forth on Exhibit I attached hereto, Seller has not been served with any material litigation which is still pending against Seller with respect to its ownership or operation of the Property.

               (vi) As of the date of this Agreement, to the "Actual Knowledge of Seller" (as hereinafter defined), except as set forth on Exhibit J attached hereto, Seller has received no written notice from any governmental authority of any material violation of any state or federal law, rule or regulation concerning the Property or any part thereof which has not been cured prior to the date of this Agreement, but Seller makes no representation or warranty with respect to the information or matters disclosed in the documentation described in Section 8(A) or with respect to the Property's compliance with the American with Disabilities Act.

               (vii) The list attached hereto as Exhibit K lists all of the Service Contracts as of the date of this Agreement, the service provided thereunder, the vendor under each Service Contract and, if such Service Contract is written, the date of such Service Contract.

               (viii) To the actual knowledge of Seller and with the exception of any leasing commissions owned in connection with any New Leases executed after the date of this Agreement, all leasing commissions due and payable prior to the Closing Date in connection with any of the Leases have been or will be paid by Seller.

               (ix) Exhibit L hereto is a true and correct schedule of all tenants at the Property under Leases, together with a brief description of their respective suite numbers, the number of square feet occupied, monthly base rent currently payable, the base year upon which Operating Expense Reimbursements are calculated, security deposits held and lease expiration date. Except as shown on Exhibit L or for New Leases permitted by the terms of this Agreement, there are no other leases or rights of occupancy affecting the Property. Except as shown on Exhibit L, to the Actual Knowledge of Seller, no tenant has delivered written notice that Seller is in default under any Leases. To the extent that any tenant returns an Estoppel Certificate as provided in Section 8 above, this representation and warranty, as it relates to such Tenant, shall immediately expire.

          B. When used in this Agreement, the term "Actual Knowledge of Seller" shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge of Alissa Schneider, Director - Dispositions of Equity Office Properties Management Corp., after having made due inquiry to Craig Cleveland, the on-site property manager. Notwithstanding anything herein to the contrary, Alissa Schneider shall have no personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Seller's representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect (it being understood that, subject to the provisions of this Agreement, Seller's liability under this Agreement is not limited by the limitation on personal liability of such individual).

          C. As of Closing, Seller shall be deemed to remake and restate the representations set forth in Sections 9(A)(ii) through (iv) except that the representations shall be updated by delivering written notice to Purchaser in order to reflect any fact, matter or circumstance which Seller's Chicago, Illinois representatives become aware of that would make any of Seller's representations or warranties contained herein untrue or incorrect (any such disclosure being referred to as a "Pre-Closing Disclosure"). Notwithstanding the foregoing, the obligation to update the representations and warranties as provided herein shall not relieve Seller from liability (if any) under any other provision of this Agreement.

          D. The representation and warranty set forth in Section 9(A)(i) shall not survive the Closing. The representations and warranties set forth in
Section 9(A)(ii) through Section 9(A)(ix), subject to modifications thereto as a result of any Pre-Closing Disclosure, shall survive the Closing, but only for a period of six (6) months thereafter, and not otherwise. Except as provided for in Sections 4(C)(iv), 6, 10(G), and this Section 9(C), the obligations of the parties under this Agreement shall not survive the Closing or any termination of this Agreement. "Survival" means that Purchaser must give written notice of any claim against Seller within such six (6) month period.

          E.   Seller hereby covenants and agrees with Purchaser that:

               (i) Purchaser acknowledges that, prior to the date hereof, Seller entered into a New Lease (as defined above) with Blimpie. From and after the date hereof, Seller covenants and agrees not to enter into any New Lease or new Service Contract, or any modification, amendment, restatement or renewal of any existing Service Contracts (collectively, "New Agreements") without Purchaser's prior written consent, which will not be unreasonably withheld or delayed. If Purchaser does not respond in writing to Seller's request for approval or disapproval of a New Agreement within five (5) days after Purchaser's receipt of Seller's request, which shall be accompanied by all material written information regarding the proposed New Agreement in Seller's possession, Purchaser shall be conclusively deemed to have approved of such New Agreement.

               (ii) Seller will continue to manage, operate and maintain the Property in the ordinary course of its business and in substantially its present condition (but Seller shall not be obligated to make any capital improvements or capital repairs).

          F. Purchaser represents and warrants that, prior to the date hereof, Purchaser has been given an opportunity to review copies of (i) the Leases, (ii) real estate tax statements with respect to the Property, (iii) sewer and water bills with respect to the Property, (iv) the Service Contracts, (v) bills for electricity and for fuel used to operate the heating and air conditioning systems controlled by Seller at the Property covering the previous twelve (12) months, (vi) correspondence between tenants and Seller

(as landlord), (except for any of such items that contain privileged information), (vii) billings to tenants for Tenant Reimbursables and invoices for Tenant Reimbursable Expenses, (viii) any plans for the buildings located on the Property, (ix) any licenses or permits issued to Seller in connection with the ownership and operation of the Property, (x) a current rent roll, (xi) an inventory of Tangible Personal Property, (xii) existing environmental reports, a list of which is attached hereto as Exhibit G, (xiii) a list of site staff and their salaries, all to the extent in Seller's possession; and (xiv) current operating statement.

     10.  MISCELLANEOUS

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected the Property and, except as otherwise expressly set forth herein, that it accepts same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement or in any closing document, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser, except to an entity which is owned and controlled by Purchaser. Seller may assign or otherwise transfer its interest under this Agreement. As used in this Agreement, the term "Seller" and "Purchaser" shall be deemed to include any permitted assignee or other transferee of any Seller or Purchaser, as the case may be. Upon any such transfer by a Seller or Purchaser, such original Seller or Purchaser, as the case may be, shall remain liable for the obligations of Seller or Purchaser, as the case may be, under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of Indiana.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission (with a copy to follow by either overnight courier or certified mail, return receipt requested, postage prepaid), addressed as follows:

If to Seller:       c/o Equity Office Properties Management Corp.
                    Two North Riverside Plaza, Suite 2200
                    Chicago, Illinois 60606
                    Attention: Alissa Schneider
                    Telephone: 312/466-3595
                    Facsimile: 312/559-5051

With a copy to:     Rosenberg & Liebentritt, P.C.
                         Two North Riverside Plaza, Suite 1600
                         Chicago, Illinois 60606
                         Attention: John P. Starkweather
                         Telephone: 312/466-3959
                         Facsimile: 312/454-0335

If to Purchaser:    Golub & Company of Illinois, Inc.
                         625 North Michigan Avenue
                         Chicago, Illinois 60611-3110
                         Attention: Michael Newman
                         Telephone: 312/440-8800
                         Facsimile: 312/440-0809

With a copy to:     Rudnick & Wolfe
                         203 North LaSalle Street, Suite 1800
                         Chicago, Illinois 60606
                         Attention: David Glickstein
                         Telephone: 312/368-7270
                         Facsimile: 312/236-7016

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 10(F).

          G. Purchaser's right of inspection pursuant to Section 8(A) above shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 8(A) above.

          H. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, PURCHASER AGREES TO TAKE THE PROPERTY "AS IS," WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS ("DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR

IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (i) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (ii) THE INCOME TO BE DERIVED FROM THE PROPERTY; (iii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON; (iv) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (v) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (vi) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON: (i) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED; (ii) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (iii) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

          I. In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

          J. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party (other than Purchaser's attorneys, mortgage bankers, lenders, prospective investors and professional consultants performing due diligence) the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith.

          K. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

          L. Seller and Purchaser hereby designate the Escrow Agent to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

  [the rest of this page is intentionally left blank-signature page follows]

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

SELLER: FIRST CAPITAL INSURED REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership

              By: First Capital Financial Corporation, a Florida corporation, its general partner



                   By:
                      -------------------------------------------------------
                   Name:
                        -----------------------------------------------------
                   Title:
                         ----------------------------------------------------


PURCHASER:    GOLUB & COMPANY OF ILLINOIS, INC., an Illinois corporation

              By:
                 ------------------------------------------------------------
              Name:
                   ----------------------------------------------------------
              Title:
                    ---------------------------------------------------------



EXHIBITS:
--------
A  Legal Description
B  Tangible Personal Property
C  Permitted Exceptions
D  Notice to Tenants
E  Notice to Parties to Service Contracts
F Assignment and Assumption of Leases, Service Contracts and Security Deposits G List of Environmental Reports
H  Form of Estoppel Certificate
I  Litigation
J  Written Notices of Violations of Law
K  List of Service Contracts
L  List of Tenants

                                   EXHIBIT A
                               LEGAL DESCRIPTION
                               -----------------

                          See attached two (2) pages.

                                   EXHIBIT B
                          TANGIBLE PERSONAL PROPERTY
                          --------------------------

Storage Room Items:                    Break Room Items:
    1. 5 shelf steel storage rack (1)      1.  Round Table
    2. white cabinet                       2.  Chairs (4)
                                           3.  4 shelf bookcase (1)
Maintenance Area Items:
                                       Manager's Office Items:
    1. Black Table
    2. Chairs (4)                          1.  4 Drawer Black File Cabinet (1)
    3. Desk                                2.  Wood Cabinet with drawers and shelves
    4. Gray Table                          3.  Desk
    5. Work Table/6 drawers                4.  Chairs (3)
    6. Storage cabinet
    7. 5 shelf steel storage           Fitness Center Equipment:
       racks (2)
                                           1.  David 300 Pec Deck
Reception Area Items:                      2.  David 300 Leg Curl
                                           3.  David 300 Leg Extension
    1. Chairs (3)                          4.  David 300 Abdominal
    2. Desk                                5.  David 300 Arm Curl
    3. Fax Machine                         6.  David 300 Rotary Deltoid
    4. Fax Machine Holder                  7.  David 300 Chest Press
    5. Typewriter
    6. Typewriter Table
    7. 2 Drawer Filing Cabinet

Additional Inventory:

Quantity  Item                         Description
--------  ----                         -----------

   1      Refrigerant recovery unit    Thermal Engineering/Model 7500
   2      Recovery tank                50 lbs. tank/Model 8050
   1      Recovery tank                25 lbs. tank/Model 8025
   1      Vacuum pump                  J/B Industries/Model DV-142
   1      Halogen leak detector        TIF Instruments/Model 5600
   1      Amprobe
   1      Fluke volt/ohm meter         Series 21
   1      Wet/dry shop vac             1.25 peak hp/5 gallon/Model 86720-07
   1      Gas can                      1 gallon
   1      Two-wheel dolly              Dayton/Model 2W179A
   1      Fiberglas ladder             4 foot
   1      Fiberglas ladder             6 foot


Quantity  Item                           Description
--------  ----                           -----------

   1      Aluminum ladder                6 foot
   1      Aluminum ladder                8 foot
   1      Snow blower                    Toro/5 hp/Model 38052
   1      Parking lot sweeper            Billy Goat/5 hp/Model KD501T
   2      Snow shovels                   Ames
   1      Vacuum sweeper                 Hoover Elite 400
   1      Fire safe storage container    Justrite/Model 25995
   1      Air can                        with coil hose and gauge
   1      Oxyacetylene Torch set         Turbo tole
   1      Wheelbarrow
   1      Rake                           Steel
   1      Shovel
   2      Garden shovels                 small
   2      Channel locks
   3      Crescent wrenches
   1      Makita drill                   Cordless
   1      Caulking gun
   1      Dry wall mud trowel
   1      Torpedo level
   1      Tape measure                   Stanley/25 foot
   1      Combination square
   1      Faucet supply line wrench
   1      Claw hammer
   2      Screwdrivers                   4-way
   1      Drop light
   2      Extension cords                50 foot
   1      Salt spreader                  Cyclone/Model CB3000
   1ea.   Nut drivers                    1/4 inch; 5/16 inch; 3/8 inch; 1/2 inch
   1      Rivet gun
   2      Drill bit sets                 12 piece
   2      Plungers
   2      Flashlights                    2 D-cel
   1      Screw extractor set
   1      J/B Manifold gauge set
   1      Refrigerant wrench
   1      Needle nose pliers
   1      Slip joint pliers
   2      Screwdrivers                   Stanley/6 inch
   1      Janitor cart                   Rubbermaid cart with bag
   3      Motorola Radio                 Radius P50
   3      Motorola Radio chargers
   1      Box end wrenches               3/8 through 3/4 inch


Additional Inventory:

Quantity  Item                                   Description
--------  ----                                   -----------

    1     Arrow T-50 stapler
    1     Utility knife                          Stanley 10-099
    1     Breakover bar and 3/4 inch socket
    1     Fish tape                              Streamline
    1     Pry bar                                Project Master
    1     Pipe wrench                            14 inch
    1     Key cutter machine                     Speedex/Model 9120RM
    1     Hack saw
    1     PVC cutter
    1     Straight line chalk line reel
    1     Wire stripper
    1     Wallpaper roller                       1 inch
    1     Dry wall saw
    1     Wire brush
    1     Wallpaper brush
    1     Hand plane
    1     Allen wrench set                       Bondhus BLX 12
    2     Flat files
    1     Bit set for cordless drill             Phillips, nut drivers, file tips, etc.
    4     Safety orange traffic cones
    1     Restroom "Out of Service" sign
    1     Parking lot striper
    1     Parking lot stencil                    Visitors/Fire Lane/HC wheelchair symbol
    1     Decorated Christmas wreath
    2     Paint pans
    3     Paint rollers                          9 inch
    1     Paint brush                            2 inch
    1     Hand pump portable sprayer
    1     Garden hose                            50 foot
    1     Floor broom                            Large
    1     Floor broom                            Small
    1     Broom/dust pan set                     Small (for day porter)
    2     Trash recept. w/removable metal can    Rubbermaid/33 gal/red pebble/black finish
    6     Trash/Ash can receptacle               Stainless steel/removable metal cans
    1     Trash can with lid                     Tucker/33 gallon
    1     Alnor Balometer
    1     Rubbermaid Hokie                       Model 4213
          Building Artwork                       Various

                                   EXHIBIT C
                             PERMITTED EXCEPTIONS
                             --------------------


1.   Acts of Purchaser, and those claiming by, through and under Purchaser.

2.   General and special taxes and assessments not yet delinquent.

3. Rights of tenants, as tenants only, under the Leases, and those claiming by, through and under said tenants.

4. Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5. Those matters set forth as General Exceptions 1 through 5, and Special Exceptions 1 through 12, 15 and 16 on Schedule B of that certain American Land Title Association Commitment, number 256-634CI, effectively dated June 9, 1997, showing Purchaser as the proposed insured (the "Commitment").

                                   EXHIBIT D
                               NOTICE TO TENANTS
                               -----------------


                                                 ___________, 1997



  Re:  Sale of Lakeview Office Park II and III
       Marion County, Indiana (the "Property")

Dear Tenant:

     This is to notify you that the Property has been sold to ______________________________ and that ____________________________ has been retained by the new owner as managing agent of the building.

     Any security or other deposits and any prepaid rents under your lease have been transferred to the new owner.

     Effective immediately, all rental payments, notices to the Landlord, and correspondence pursuant to your lease should be mailed to the following address:
_______________________________________________________________.

                                     Very truly yours,

                                     Equity Office Properties Management Corp.
                                     a Delaware corporation,
                                     as agent for Seller


                                     By:
                                        --------------------------------
                                     Name:
                                          ------------------------------
                                     Title:
                                           -----------------------------

                                   EXHIBIT E
                    NOTICE TO PARTIES TO SERVICE CONTRACTS
                    --------------------------------------


                                                  ______________, 1997



  Re:  Sale of Lakeview Office Park II and III
       Marion County, Indiana (the "Property")

Dear Service Provider:

     This is to notify you that the Property has been sold to ______________________________ ("Purchaser"). Purchaser has assumed all of the obligations of the undersigned under the service contracts as of the date hereof. All notices to Purchaser should be sent to Purchaser at the office of the building, and should be sent or delivered to such address in the manner provided in the service contract.

                                     Very truly yours,

                                     Equity Office Properties Management Corp.
                                     a Delaware corporation,
                                     as agent for Seller


                                     By:
                                        --------------------------------
                                     Name:
                                          ------------------------------
                                     Title:
                                           -----------------------------

                                   EXHIBIT F
            ASSIGNMENT AND ASSUMPTION OF LEASES, SERVICES CONTRACTS
            -------------------------------------------------------
                             AND SECURITY DEPOSITS
                             ---------------------

     For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FIRST CAPITAL INSURED REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership ("Assignor") hereby assigns to ____________________________ ("Assignee") with an office and place of business at 625 North Michigan Avenue, Chicago, Illinois, all of Assignor's right, title and interest as of the date hereof in and to: (1) the leases ("Leases") and security deposits ("Security Deposits") described in Exhibit B attached hereto relating to certain real property known as Lakeview Office Park II and III located in Marion County, Indiana, and more particularly described in Exhibit A attached hereto (the "Land"); (2) the service contracts set forth on Exhibit C attached hereto ("Service Contracts"); and (3) to the extent assignable, licenses, permits, certificates, warranties, guarantees and all other intangible rights appurtenant to the Land or improvements therein (including, but not limited to the right to use the trade name "Lakeview Office Park II and III", if any) and telephone numbers and listing which are owned by Assignor and used exclusively by Assignor in connection with the ownership and operation of the Land or the improvements located thereon.

     Assignee hereby accepts such assignment and hereby assumes and agree to be bound by and to perform, the Assignor's obligations, covenants and agreements arising after the date hereof under each of the Leases and Service Contracts, and Assignee further assumes all liability of Assignor for the proper refund or return of the Security Deposits either credited or otherwise transferred to Purchaser at Closing, if, when, and as required by the terms of the Leases or otherwise by law. In addition, Assignee agrees to pay all brokerage fees and leasing commissions payable from and after the date hereof in connection with any of the Leases, including any fees or commissions payable upon the renewal or extension of any of the Leases, subject, however, to Section 9(A)(viii) of the Purchase and Sale Agreement between Assignor and Assignee dated ________________, 1997..

     This Assignment and Assumption may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption effective as of this ____ day of ____________, 1997.


ASSIGNOR:    FIRST CAPITAL INSURED REAL ESTATE LIMITED PARTNERSHIP,
             an Illinois limited partnership

             By: First Capital Financial Corporation, a Florida corporation, its general partner



                  By:
                     -----------------------------------------
                  Name:
                       ---------------------------------------
                  Title:
                        --------------------------------------


ASSIGNEE:    ______________________________


             By:
                -----------------------------------------
             Name:
                  ---------------------------------------
             Title:
                   --------------------------------------

                                   EXHIBIT G
                         LIST OF ENVIRONMENTAL REPORTS
                         -----------------------------

1.   Phase I Environmental Survey dated March 20, 1989, prepared by PEI
     Associates.

2.   Indoor Air Quality Assessment for 8902 N. Meridian

3. Agreement for certain work that was done pursuant to the recommendations of the assessment described in item 2 above.

                                   EXHIBIT H
                       FORM TENANT ESTOPPEL CERTIFICATE
                       --------------------------------

FIRST CAPITAL INSURED REAL ESTATE
LIMITED PARTNERSHIP
c/o Equity Office Properties Management Corp.
Two North Riverside Plaza, Suite 2200
Chicago, Illinois  60606
Attention:  Alissa Schneider

______________________________
625 North Michigan Avenue
Chicago, Illinois  60611
Attention:  Michael Goldman

[GOLUB MORTGAGEE]
______________________________
______________________________
Attention:  __________________


Ladies and Gentlemen:

          At the request of FIRST CAPITAL INSURED REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership ("Landlord"), made in connection with the proposed sale of Lakeview Office Park II and III, Marion County, Indiana (the "Property") and Landlord's interest in the "Lease" (as hereinafter defined) to ______________________________ ("Purchaser"), the undersigned hereby certifies to Landlord, Purchaser and [Lender] as follows:

          1. The undersigned is the tenant under a lease with Landlord, dated __________, 19___, [as amended by _________________, dated __________, 19___
(collectively, the "Lease")][(the "Lease")], a true, correct and complete copy of which is attached hereto, for suite(s) _______ on the ________ floor(s) at the Property (the "Premises").

          2. The Lease sets forth the entire agreement between Landlord and the undersigned with respect to the Premises, is in full force and effect and has not been amended, modified or extended.

          3. The monthly [base][minimum] rent of $________ due under the Lease has been paid through _______, 1997 and all additional rent (consisting of $_________ per month for estimated operating expenses and estimated real estate taxes) due under the Lease has been paid through ______________, 1997.

          4.  The Landlord is not in default under the Lease.

          5.  The expiration date of the Lease is ____________________, 19___.

          6. The amount of the security deposit currently held by Landlord under the Lease is $ _______________.

          7.  There is no prepaid rent, except $ _____________.

          8. The undersigned has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows:
_____________________________.

          9. The undersigned has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

          10. The undersigned has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to _____ month's abatement of base rent, as of the date hereof] under the Lease and is the owner and holder of the entire tenant's interest in the Lease.

          11. All work required to be performed by Landlord as of the date hereof with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of the undersigned.

          12. The "base year" for operating expense reimbursements and real estate taxes under the Lease is 19___.

          13. The undersigned has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property.

          14. This Tenant Estoppel Certificate (this "Certificate") shall inure to the benefit of Landlord, Purchaser and Lender, and their successors and assigns.

          15. If we are a corporation, the undersigned is a duly appointed officer of the corporation signing this Certificate and is the incumbent in the office indicated under this Certificate and is the incumbent in the office indicated under his or her name. In any event, the undersigned is duly authorized to execute this Certificate.

                                 Very truly yours,

                                 ______________________, Tenant



                                 By:___________________________
                                 Name:_________________________
                                 Title:________________________
                                 Date:___________________, 1997

                                   EXHIBIT I
                                  LITIGATION
                                  ----------

[forthcoming]

                                   EXHIBIT J
                     WRITTEN NOTICES OF VIOLATIONS OF LAWS
                     -------------------------------------

[forthcoming]

                                   EXHIBIT K
                           LIST OF SERVICE CONTRACTS
                           -------------------------


Vendor Name                            Type of Service        Date
-----------                            ------------------     -----

American Business Machines, Inc.       Copier Maintenance      3/12/97
ARAB Termite & Pest Control, Inc.      Pest Control            8/7/96
Aramark Uniform Services, Inc.         Uniforms                5/1/97
Carpet Maintenance Systems, Inc.       Carpet Cleaning         8/7/96
Central Security and Communications    Monitor Sprinklers      5/1/97
Eagle/Trident Security Assoc., LLC     Security                8/7/96
Engledow, Inc.                         Indoor Landscaping      5/1/97
Engledow, Inc.                         Outdoor Landscaping     3/1/97
GSF Safeway, Inc.                      Janitorial              1/1/97
Hoosier State Window Cleaning          Window Cleaning         8/7/96
Mid America Elevator Company, Inc.     Elevator Maintenance    9/4/96
Millard Metal Maintenance Co.          Metal Maintenance       3/1/96
MobileComm                             Pager Rental            11/20/89
Ray's Trash Service, Inc.              Trash Collection        8/7/96
Rhoton General Contractors, Inc.       Snow Plowing            10/21/96

Other
-----

Concrete Jungle                        License Agreement       9/30/93
Modern Vending                         Vending                 8/20/92

                                   EXHIBIT L
                                LIST OF TENANTS
                                ---------------


                            LAKEVIEW OFFICE PARK II
                            -----------------------

                                                                                Monthly Base Rent  Base Year  Security
 Suite No.        Tenant Name                     Square Feet  Exp. Date          as of 7/1/97      Or Stop    Deposit
----------------------------------------------------------------------------------------------------------------------
   130            Corneal Consultants                  1,503    5/31/05             1,753.50          1994
----------------------------------------------------------------------------------------------------------------------
   237            Davis, Dr. Marianne                  1,749    2/29/00             2,113.38          1995
----------------------------------------------------------------------------------------------------------------------
   202            Gardner and White                   35,335   10/18/06            40,488.02          1996
----------------------------------------------------------------------------------------------------------------------
   100            Holbreich, Dr. Mark                  2,594    2/28/99             3,862.90          1993
----------------------------------------------------------------------------------------------------------------------
   236            Kelly Assisted Living Services       1,284    7/31/99             1,422.67          1994
----------------------------------------------------------------------------------------------------------------------
   240            Mentendiek, Dr. Mary Ann             1,613    9/30/00             1,881.83          1993
----------------------------------------------------------------------------------------------------------------------
   140            Pediatric Neurology, P.C.            1,962    9/30/97             2,329.88          1994    2,248.13
----------------------------------------------------------------------------------------------------------------------
   139            Peet and Peet, Drs.                  2,202    1/31/02             2,844.25          1996
----------------------------------------------------------------------------------------------------------------------
   120            Poer, David V. M.D., P.C.            5,763    2/28/01             7,323.81          1996    7,203.75
----------------------------------------------------------------------------------------------------------------------
   101            Spinal Rehab                        14,644    8/31/01            18,779.23       1995/1996  7,956.76
----------------------------------------------------------------------------------------------------------------------
   103            St. Vincent Hospital                 4,341    4/30/01             5,878.44          1996
----------------------------------------------------------------------------------------------------------------------
   137            Stoner, Dr. Robert A.                2,363    1/31/02             3,416.50          1995
----------------------------------------------------------------------------------------------------------------------
   135            United States Gypsum                   851    7/31/01             1,077.93          1996
----------------------------------------------------------------------------------------------------------------------
   138            Van Winkle, Kurt, Dr.                1,432    7/31/99             1,670.67         $5.00    1,611.00
----------------------------------------------------------------------------------------------------------------------

                           LAKEVIEW OFFICE PARK III
                           ------------------------

                                                                     Monthly Base Rent  Base Year  Security
 Suite No.            Tenant Name            Square Feet  Exp. Date    as of 7/1/97      Or Stop    Deposit
============================================================================================================
    108      Alvis & Kane, Drs.                 3,562       5/31/98       4,156.29        $3.50
------------------------------------------------------------------------------------------------------------
    205      Chermoff W. Gregory M.D., P.C.     9,260      10/31/06      13,118.33         1996    13,118.33
------------------------------------------------------------------------------------------------------------
    115      Cityside Financial Services          913       7/31/98       1,065.17         1994
------------------------------------------------------------------------------------------------------------
    112      Clark, Drs. Greg and Anne          2,735       9/30/98       3,190.83        $3.50
------------------------------------------------------------------------------------------------------------
    100      Corneal Consultants               13,342       5/31/05      15,565.67         1994
------------------------------------------------------------------------------------------------------------
    107      Countryman, Dr. Phillip A.         2,696       3/31/00       3,594.66         1995
------------------------------------------------------------------------------------------------------------
    200      Developmental Associates           2,621      10/31/97       3,003.23         1994     3,003.23
------------------------------------------------------------------------------------------------------------
    L24      First Indiana Blimpie Venture        568       9/30/02           0.00          N/A
------------------------------------------------------------------------------------------------------------
    204      Hearing Lab, Inc.                  4,221       2/28/99       4,572.75         1994
------------------------------------------------------------------------------------------------------------
    113      Helms, Dr. Michael                 1,430       3/31/00       1,847.08         1995
------------------------------------------------------------------------------------------------------------
    114      Horton, Dr. Douglas J.             1,175       6/14/99       1,395.31        $3.50
------------------------------------------------------------------------------------------------------------
    L22      I Care Center LLC                  5,530       5/31/05      10,000.09         1994
------------------------------------------------------------------------------------------------------------
    109      Indiana Eye Assoc.                 1,138       5/31/98       1,328.23        $3.50
------------------------------------------------------------------------------------------------------------
    110      IU Health Care                     4,119      12/31/97       4,956.53        $3.50
------------------------------------------------------------------------------------------------------------
    102      Landaw, Dr. David C.               1,643       5/31/98       1,917.42        $3.50
------------------------------------------------------------------------------------------------------------
    106      Meridian Ophthalmology             3,203       5/31/98       3,736.83        $3.50
------------------------------------------------------------------------------------------------------------
   106A      Mitchelson, John Dr.                  55       5/31/98          69.23          N/A
------------------------------------------------------------------------------------------------------------
213/214/216  Otolaryngology Group, The          8,705       1/31/00       9,756.86         1993    11,826.59
------------------------------------------------------------------------------------------------------------
    101      Professional Dispensers            1,935       5/31/98       2,258.08        $3.50
------------------------------------------------------------------------------------------------------------
    222      Ryan, Phillip J.A., M.D.           5,147       5/31/01       7,184.35         1996    10,806.59
------------------------------------------------------------------------------------------------------------
    210      Shear Steven J. DDS                1,611      11/30/01       2,148.00         1996
------------------------------------------------------------------------------------------------------------
   107A      Sportscan Inc.                     1,525      10/31/99       2,128.65         1995     2,128.65
------------------------------------------------------------------------------------------------------------
    201      Steffel, Dr. Charles L.            1,896      12/31/97       2,291.00         1995
------------------------------------------------------------------------------------------------------------
    206      Walton, Dr. Gary V.                2,971       8/31/05       3,899.44         1995     3,899.44
------------------------------------------------------------------------------------------------------------

                                       2